Exhibit 10.20

ELEVENTH AMENDMENT TO LEASE

THIS ELEVENTH AMENDMENT TO LEASE (this “Eleventh Amendment”) is made as of February 22, 2022, by and between ARE-SEATTLE NO. 38, LLC, a Delaware limited liability company (“Landlord”), and BIOLIFE SOLUTIONS, INC., a Delaware corporation (“Tenant”).

RECITALS

A.         Landlord and Tenant are parties to that certain Lease dated as of July 24, 2007 (the “Original Lease”), as amended by that certain First Amendment to Lease dated as of November 4, 2008, and as further amended by that certain Second Amendment to Lease dated as of March 2, 2012, that certain Third Amendment to Lease dated as of June 15, 2012, that certain Fourth Amendment to Lease dated as of November 26, 2012, that certain Fifth Amendment to Lease dated as of August 19, 2014, that certain Sixth Amendment to Lease dated as of March 3, 2017, that certain Seventh Amendment to Lease dated as of December 4, 2018, that certain Eighth Amendment to Lease dated as of November 1, 2019, that certain Ninth Amendment to Lease dated as of November 12, 2020, and that certain Tenth Amendment to Lease dated as of October 8, 2021 (as amended, the “Lease”) wherein Landlord leases to Tenant certain premises in Bothell, Washington, commonly known as Suites 105 and 305 at 3301 Monte Villa Parkway, and Suites 310 and 360 at 3303 Monte Villa Parkway, containing approximately 40,375 rentable square feet (collectively, the “Existing Premises”), as more particularly described in the Lease. Landlord also leases to Tenant on a temporary basis certain premises commonly known as Suite 330, containing approximately 4,660 rentable square feet, located at 3303 Monte Villa Parkway, Bothell, Washington, as more particularly described in the Lease. Capitalized terms used herein without definition shall have the meanings defined for such terms in the Lease.

B.         Landlord and Tenant desire, subject to the terms and conditions set forth below, to amend the Lease to, among other things, expand the size of the Existing Premises to include certain space commonly known as (i) Suite 350, containing approximately 214 rentable square feet, (ii) Suite 355, containing approximately 73 rentable square feet, and (iii) Suite 370, containing approximately 200 rentable square feet, all located on Level 3 of the building located at 3303 Monte Villa Parkway, Bothell, Washington, as more particularly shown on Exhibit A attached hereto (the “Second Expansion Premises”).

NOW, THEREFORE, in consideration of the foregoing Recitals, which are incorporated herein by this reference, the mutual promises and conditions contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

1.

Second Expansion Premises. In addition to the Existing Premises, commencing on the Second Expansion Premises Delivery Date (as defined below), Landlord leases to Tenant, and Tenant leases from Landlord, the Second Expansion Premises.

2.

Delivery. The “Second Expansion Premises Delivery Date” shall be one (1) business day after the mutual execution of this Eleventh Amendment by the parties. Landlord shall deliver the Second Expansion Premises to Tenant on the Second Expansion Premises Delivery Date. The “Second Expansion Premises Commencement Date” shall be the earlier of (i) September 1, 2022 and (ii) the date upon which the Premises Improvements (as defined in Section 3 below) are substantially completed. The “Second Expansion Premises Rent Commencement Date” shall be the date that is 6 months following the Second Expansion Premises Commencement Date.

Except as otherwise expressly set forth in this Eleventh Amendment or the Lease: (i) Tenant shall accept the Second Expansion Premises in their condition as of the Second Expansion Premises Delivery Date; (ii) Landlord shall have no obligation for any defects in the Second Expansion Premises; and (iii) Tenant’s taking possession of the Second Expansion Premises shall be conclusive evidence that Tenant accepts the Second Expansion Premises and that the Second Expansion Premises were in good condition at the time possession was taken.

Except as otherwise expressly set forth in this Eleventh Amendment, Tenant agrees and acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty with respect to the condition of all or any portion of the Second Expansion Premises, and/or the suitability of the Second Expansion Premises for the conduct of Tenant’s business, and Tenant waives any implied warranty that the Second Expansion Premises are suitable for the permitted use under the Lease.

3.

Tenant Improvement Allowance. Landlord shall make available to Tenant a tenant improvement allowance in the amount of $50.00 per rentable square foot of the Second Expansion Premises (the “Improvement Allowance”), for the design and construction of fixed and permanent improvements desired by and performed by Tenant and reasonably acceptable to Landlord in the Demised Premises (the “Premises Improvements”), which Premises Improvements shall be constructed pursuant to a scope of work reasonably acceptable to Landlord and Tenant. The Improvement Allowance shall be available only for the design and construction of the Premises Improvements. Tenant acknowledges that upon the expiration of the Term of the Lease, the Premises Improvements shall become the property of Landlord and may not be removed by Tenant. Except for the Improvement Allowance, Tenant shall be solely responsible for all of the costs of the Premises Improvements. The Premises Improvements shall be treated as Alterations and shall be undertaken pursuant to Section 9.3 of the Original Lease. The contractor for the Premises Improvements shall be selected by Tenant, subject to Landlord’s approval, which approval shall not be unreasonably withheld, conditioned or delayed. Prior to the commencement of the Premises Improvements, Tenant shall deliver to Landlord a copy of any contract with Tenant’s contractors, and certificates of insurance from any contractor performing any part of the Premises Improvements evidencing industry standard commercial general liability, automotive liability, “builder’s risk”, and workers’ compensation insurance. Tenant shall cause the general contractor to provide a certificate of insurance naming Landlord, Alexandria Real Estate Equities, Inc., ARE-Seattle No. 38 Holding, LLC, and Landlord’s lender (if any) as additional insureds for the general contractor’s liability coverages required above.

During the course of design and construction of the Premises Improvements, Landlord shall disburse payments of the Improvement Allowance to Tenant once a month against a draw request on Landlord's standard form, containing evidence of payment of such work performed and such certifications, lien waivers (including a conditional lien release for each progress payment and unconditional lien releases for the prior month's progress payments), inspection reports and other matters as Landlord customarily obtains, to the extent of Landlord's approval thereof for payment, no later than 30 days following receipt of such draw request. Upon completion of the Premises Improvements (and prior to any final disbursement of the Improvement Allowance), Tenant shall deliver to Landlord the following items: (i) sworn statements setting forth the names of all contractors and subcontractors who did work and final, unconditional lien waivers from all such contractors and subcontractors, (ii) “as-built” plans for the Premises Improvements and (iii) a certification of substantial completion in Form AIA G704. Notwithstanding the foregoing, if the cost of the Premises Improvements exceeds the Improvement Allowance, Tenant shall be required to pay such excess in full prior to Landlord having any obligation to fund any remaining portion of the Improvement Allowance. The Improvement Allowance shall only be available for use by Tenant for the construction of the Premises Improvements commencing on the date of this Eleventh Amendment through the date occurring twelve (12) months after the date of this Eleventh Amendment (the “Outside Improvement Allowance Date”). Any portion of the Improvement Allowance which has not been properly requested by Tenant from Landlord on or before the Outside Improvement Allowance Date shall be forfeited and shall not be available for use by Tenant.

4.

Demised Premises. As of the Expansion Premises Delivery Date, (i) the defined term “Demised Premises” shall mean the Office Expansion Premises, the Clean Room Premises, the Production Expansion Premises, the Cleanroom Support Premises, the Second Office Expansion Premises, the Cold Room Premises, the Server Expansion Premises, the Expansion Premises and the Second Expansion Premises, and (ii) the total rentable area of the Demised Premises shall be 40,862 rentable square feet.

As of the Second Expansion Premises Delivery Date, Exhibit C.10 shall be added to the Lease, which shall depict the Second Expansion Premises as shown on Exhibit A attached to this Eleventh Amendment.

5.

Basic Annual Rent.  Tenant shall continue to pay Basic Annual Rent in accordance with the terms of the Lease with respect to the Existing Premises through the Term.  Beginning on the Second Expansion Premises Rent Commencement Date, Tenant shall commence paying Basic Annual Rent for the Second Expansion Premises at the rate of $28.00 per rentable square foot of the Second Expansion Premises per year. On each annual anniversary of the Second Expansion Premises Commencement Date, Basic Annual Rent for the Second Expansion Premises shall be automatically increased by multiplying the Basic Annual Rent payable immediately before such date by 3% and adding the resulting amount to the Basic Annual Rent payable immediately before such date.

For the avoidance of doubt, Tenant shall commence paying Operating Expenses, Taxes and all other amounts due under the Lease with respect to the Second Expansion Premises on the Second Expansion Premises Commencement Date.

6.	Tenant’s Proportionate Share. Notwithstanding anything to the contrary in the Lease, commencing on the Second Expansion Premises Delivery Date, Tenant’s Proportionate Share shall be 14.79%.

7.

Term. The Term of the Lease with respect to the Second Expansion Premises shall expire concurrently with the expiration of the Term of the Lease with respect to the Existing Premises. The expiration of the Term of the Lease with respect to the Existing Premises is currently scheduled for July 31, 2031.

8.

Brokers. Landlord and Tenant each represents and warrants that it has not dealt with any broker, agent or other person (collectively, “Broker”) in connection with the transaction reflected in this Eleventh Amendment and that no Broker brought about this transaction other than Flinn Ferguson Cresa. Landlord and Tenant each hereby agree to indemnify and hold the other harmless from and against any claims by any Broker, other than other than Flinn Ferguson Cresa, claiming a commission or other form of compensation by virtue of having dealt with Tenant or Landlord, as applicable, with regard to this Eleventh Amendment. Landlord shall be responsible for all commissions due to Flinn Ferguson Cresa arising out of the execution of this Eleventh Amendment in accordance with the terms of a separate agreement between Landlord and Flinn Ferguson Cresa.

9.

OFAC. Tenant and Landlord are currently (a) in compliance with and shall at all times during the Term of the Lease remain in compliance with the regulations of the Office of Foreign Assets Control (“OFAC”) of the U.S. Department of Treasury and any statute, executive order, or regulation relating thereto (collectively, the “OFAC Rules”), (b) not listed on, and shall not during the Term of the Lease be listed on, the Specially Designated Nationals and Blocked Persons List maintained by OFAC and/or on any other similar list maintained by OFAC or other governmental authority pursuant to any authorizing statute, executive order, or regulation, and (c) not a person or entity with whom a U.S. person is prohibited from conducting business under the OFAC Rules.

10.	Miscellaneous.

a.    This Eleventh Amendment is the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous oral and written agreements and discussions. Reference to the Lease in this Eleventh Amendment shall mean the Lease as amended by this Eleventh Amendment. This Eleventh Amendment may be amended only by an agreement in writing, signed by the parties hereto.

b.    Once executed by both parties, this Eleventh Amendment is binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

c.    This Eleventh Amendment may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature process complying with the U.S. federal ESIGN Act of 2000) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes. Electronic signatures shall be deemed original signatures for purposes of this Eleventh Amendment and all matters related thereto, with such electronic signatures having the same legal effect as original signatures.

d.    Except as amended and/or modified by this Eleventh Amendment, the Lease is hereby ratified and confirmed and all other terms of the Lease shall remain in full force and effect, unaltered and unchanged by this Eleventh Amendment. In the event of any conflict between the provisions of this Eleventh Amendment and the provisions of the Lease, the provisions of this Eleventh Amendment shall prevail. Whether or not specifically amended by this Eleventh Amendment, all of the terms and provisions of the Lease are hereby amended to the extent necessary to give effect to the purpose and intent of this Eleventh Amendment.

[Signatures are on the next page]

IN WITNESS WHEREOF, the parties hereto have executed this Eleventh Amendment as of the day and year first above written.

TENANT:

BIOLIFE SOLUTIONS, INC.,
a Delaware corporation

By:	/s/ Roderick de Greef
Its:	President & COO

LANDLORD:

ARE-SEATTLE NO. 38, LLC,
a Delaware limited liability company

By:	ALEXANDRIA REAL ESTATE EQUITIES, L.P.,
a Delaware limited partnership,
its managing member

	By:	ARE-QRS CORP.,
a Maryland corporation,
its general partner

		By:	/s/ Jackie Clem
		Its:	General Counsel

EXHIBIT A

EXPANSION PREMISES

(to be attached as Exhibit C.10 to the Lease)

A
B
C
D
E
F
G
H
J
K
23
22.6
22
21
20
19
18
Vacant
200 SF
Vacant
214 SF
Vacant
73 SF

Admin Building Level-3

NTS

08/31/15